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                                                                 Exhibit 99.08

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         This Amendment (this "Amendment") is entered into as of July 22, 1996, by and among Tylan General, Inc., a Delaware corporation (the "Company"), and David J. Ferran, an individual residing in the State of California (the "Executive").

         WHEREAS, the Company and the Executive are parties to an Employment Agreement, between Vacuum General, Inc., the predecessor of the Company, and the Executive, dated as of October 5, 1989 (the "Existing Employment Agreement");

         WHEREAS, the Company and the Executive are parties to a Severance Protection Agreement, dated as of the date hereof; and

         WHEREAS, the parties desire to amend Section 8(b) of the Existing Employment Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

         1. Section 8(b) of the Existing Employment Agreement is hereby amended by adding a new third paragraph thereto as follows:

                  "Notwithstanding the other provisions of this Section 8(b), if the Executive is terminated by VGI for cause as provided in
                  Section 7(b) or the Executive resigns for other than good reasons as defined in Section 7(d) prior to the expiration of 15 months after the occurrence of a Change in Control (as defined in the Severance Protection Agreement between the Company and the Executive, dated as of July 22, 1996 (the "Severance Protection Agreement")) and VGI elects to require the Executive to provide consulting services upon the terms provided in Section 8(c) below, VGI shall be obligated to pay in one lump sum payment at the time of such election an amount equal to five times the aggregate amounts provided for in
                  Section 8(c)(2)(i) and 8(c)(2)(iv) in lieu of the amounts specified therein, in addition to the other consideration specified in Sections 8(c)(2)(ii) and (iii). Such lump sum payment shall be in addition to and not in lieu of any amounts otherwise payable to Executive, whether pursuant to the Severance Protection Agreement or otherwise."


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         2. Section 9(a) of the Existing Employment Agreement is hereby amended by deleting such subsection in its entirety and substituting therefor the following:

                  "(a) Entire Agreement. This Agreement, together with the Severance Protection Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements (other than the Severance Protection Agreement), if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof."

         3. Except as specifically provided in this Amendment, the Existing Employment Agreement shall remain in full force and effect.

         4. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         5. This Amendment shall be construed in accordance with and governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed in California.

         IN WITNESS WHEREOF, the parties have caused this amendment to be executed on the day and year first written above.

                                                  TYLAN GENERAL, INC.


                                              By: /s/ Don E. Whitson
                                                  ------------------------------
                                                  Name: Don E. Whitson
                                                  Title: Vice Chairman and Chief
                                                  Administrative Officer


                                                  /s/ David J. Ferran
                                                  ------------------------------
                                                      David J. Ferran


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